[LETTERHEAD OF RAMP CORPORATION]

FOR IMMEDIATE RELEASE                                    Contact:   Andrew Brown
October 28, 2004                                                    212-440-1548


 Ramp Corporation Announces Execution of Definitive Agreement and Closing of the
    Purchase of Point-Of-Care Technology Assets of Berdy Medical Systems Inc.
     Sophisticated Electronic Health Record and Speech Recognition Features to be Integrated into HealthRamp CarePoint/TM/ and CareGiver/TM/ Suites

New York, NY - Ramp Corporation [AMEX: RCO] today announced that it has executed a definitive Agreement to purchase, and has closed the purchase, of the assets of Berdy Medical Systems, Inc, the publisher of the SmartClinic point-of-care software suite, which has become an indispensable clinical tool licensed by 780 clinical users and over 300 physicians representing $2.5 million in sales and $250,000 in annually recurring revenue. Over a decade of product development and $12 million of capital investments are embodied in core SmartClinic technologies enabling off-line device utilization and synchronization of electronic health records (EHRs), interoperability with other healthcare systems, interfaces to local facility based and reference labs, and a natural language processor that can isolate discreet data from the unstructured output of speech recognition software.

The SmartClinic technologies will be integrated into Ramp's wholly-owned subsidiary, HealthRamp, with most of its features being adapted for HealthRamp's CarePoint and CareGiver technology suites. The purchase price consisted of $400,000 payable through the issuance of Ramp's common stock and five (5%) percent of maintenance fees collected in connection with the SmartClinic electronic medical records system business over a two-year period from closing.

SmartClinic has been awarded industry recognition for its integration capabilities utilizing industry standards by the Healthcare Information and Management Systems Society (HIMSS) and Health Level Seven (HL7). Berdy Medical Systems successfully completed delivery on a $2 million grant from the National Institute of Standards and Technology, as part of the Advanced Technology Program, to voice-enable SmartClinic. This acquisition gives Ramp the speech engine, and more importantly, the SmartGist natural language processor technology resulting from this grant.

Howard Rothman MD FACC, Chief Section of Cardiology Englewood Hospital and Medical Center states, "SmartClinic electronic health record software has allowed us to see nearly 20% more patients without extending hours, and enhance the quality of healthcare delivery. We believe that the integration with HealthRamp's CarePoint will provide significant added mobility with handheld PDA wireless retrieval of laboratory data, medications and real-time formulary eligibility."

"We are excited about the integration of SmartClinic electronic health record software and HealthRamp's CarePoint handheld e-prescribing solution. It will provide our physicians the mobility to retrieve

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Page Two/         Ramp Corporation Announces Execution of Definitive Agreement
                  and Closing of the Purchase of Point-Of-Care Technology Assets of Berdy Medical Systems Inc.
                  FOR IMMEDIATE RELEASE - October 28, 2004

patient's laboratory data and medications on a wireless handheld Palm(R) PDA or Treo(R) smart phone in addition to having all that information stored in the office as part of SmartClinic," said Michele Eggsware, Senior Systems Analyst, LifeLink Foundation, Inc.

"This acquisition demonstrates our commitment to provide our customers with a full spectrum of pragmatic point-of-care solutions. By incorporating SmartClinic's core technologies into our CarePoint and CareGiver technology suites we will be able to provide our customers with practical ways to populate and access electronic patient records in an easily adaptive fashion," stated Andrew Brown, Ramp CEO and President.

"Integration between HealthRamp's CarePoint electronic prescribing technology and our robust SmartClinic electronic health record will add significant mobility for use on-call or during hospital rounds. Together, I believe both companies are positioned to become major players in the proliferation of intelligent and wide spread healthcare connectivity solutions to the physician marketplace," said Jack Berdy, Berdy Medical Systems CEO.

SmartClinic's founders and principal executive officers, Jack Berdy, MD and Rick Holtmeier, each of whom have joined HealthRamp as senior management pursuant to employment agreements, have significant backgrounds in Information Technology that will strengthen Ramp's management team. Jack Berdy, MD spent 20 years as founder and CEO of On-line Software International Inc., which he had grown from his dining room table to over $100 million in revenue and listed on the New York Stock Exchange until it was sold to Computer Associates in 1991. Jack Berdy, MD received his medical degree from the New York Mount Sinai School of Medicine in 1993, and is Board Certified in Internal Medicine. Mr. Rick Holtmeier, MBA, was formerly an EVP at On-line, and its Chief Technology Officer. Both founders have been ongoing contributors to numerous organizations including the HL7 Organization, HIMSS, American Academy of Family Physicians and the Medical Group Management Association on the topics of interoperability and electronic patient health records.

Ramp Corporation, through its wholly owned HealthRamp subsidiary, markets the CareGiver and CarePoint suite of technologies. CareGiver allows long term care facility staff to easily place orders for drugs, treatments and supplies from a wireless handheld PDA or desktop Internet web browser. CarePoint enables electronic prescribing, lab orders and results, Internet-based communication, data integration, and transaction processing over a handheld device or browser, at the point-of-care. HealthRamp's products enable communication of high value-added healthcare information among physician offices, pharmacies, hospitals, pharmacy benefit managers, health management organizations, pharmaceutical companies and health insurance companies. Additional information about Ramp, and its products and services, can be found at www.Ramp.com.

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and uncertainties include, without limitation, the ability of the Company to raise capital to finance the development of its Internet services and related
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to retain and expand its user base, the establishment of an efficient corporate operating structure as the Company grows and, other risks detailed from
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statements.